Exhibit (j)

THIS DOCUMENT IS A DRAFT ONLY AND IS SUBJECT TO UNITHOLDERS APPROVAL

HSBC GLOBAL ASSET MANAGEMENT (HONG KONG) LIMITED

and

HSBC INSTITUTIONAL TRUST SERVICES (ASIA) LIMITED

THIRD SUPPLEMENTAL TRUST DEED

for

HSBC CHINA DRAGON FUND

THIS THIRD SUPPLEMENTAL DEED is made the [•] day of [•] 2012

BETWEEN

(A)                         HSBC GLOBAL ASSET MANAGEMENT (HONG KONG) LIMITED having its registered office at HSBC Main Building, 1 Queen’s Road Central, Hong Kong (the “Manager”); and

(B)                         HSBC INSTITUTIONAL TRUST SERVICES (ASIA) LIMITED having its registered office at HSBC Main Building, 1 Queen’s Road Central, Hong Kong (the “Trustee”);

and is supplemental to a trust deed dated 20 June 2007, as amended, restated and supplemented by a supplemental trust deed dated 29 June 2007 and the second supplemental deed dated 17 November 2009 (collectively, the “Trust Deed”), also made by the Trustee and the Manager, and constituting HSBC China Dragon Fund (the “Trust”).

NOW THIS DEED WITNESSES as follows:

1.                                      Unless there is something inconsistent in the subject matter or the context, words and expression defined in the Trust Deed shall have the same meanings in this Supplemental Deed.

2.                                      With effect on and from the date of this Supplemental Deed, the Trust Deed shall be amended as follows:

3.                                      Clause 10 shall be deleted in its entirety and replaced with the following:

“10.                 REDEMPTION OR REPURCHASE OF UNITS BY HOLDERS

10.1                No Holder shall have any right to demand redemption of Units owned by him except as permitted under this clause 10.

10.2                Subject to the approval from the Holders by way of an extraordinary resolution at a Holders’ general meeting and compliance with all applicable laws and regulations, the Manager may, at its discretion, offer a “one-off” right of redemption to the Holders and sub-clauses 10.3 to 10.11 shall apply in such circumstance.  For the purposes of a redemption of Units pursuant to this clause 10, the Manager shall, with the approval of the Trustee, determine the Redemption Day on which such redemption may be effected (the “Voluntary Redemption Day”).

10.3                On receipt by the Manager and/or, if the Manager and the Trustee so agree, the Trustee (and/or any person appointed by the Manager for such purpose) of a redemption request from a Holder which complies with the requirements of sub-clause 10.4, the Manager or, if the Manager and the

Trustee have so agreed as aforesaid, the Trustee shall, subject to sub-clauses 10.10 and 10.11, effect the redemption of the Units specified in the redemption request at the Redemption Price on the Voluntary Redemption Day on which those Units are to be realised in accordance with the provisions of this paragraph.

A redemption request complying with the requirements of sub-clause 10.4 shall be dealt with only on the Voluntary Redemption Day.  In order for a redemption request to be effected on the Voluntary Redemption Day, it must be received by the Manager (or its agent) or, if applicable, the Trustee or the Registrar not later than 4:30 p.m. (Hong Kong time) of such number of Business Days before the Voluntary Redemption Day as determined by the Manager.

10.4           To be effective a redemption request must be given in writing signed by the Holder or any one of joint Holders  and must specify the number of Units that are to be realised, the name or names of the Holder or Holders together with the relevant certificate(s) and/or transfer receipt(s) and/or any other document(s) of the title (and/or any satisfactory indemnity or indemnities required in respect thereof).  Subject as hereinafter provided, a redemption request once given cannot be revoked without the consent of the Manager.

10.5                The price per Unit shall be realised on the Voluntary Redemption Day at the Redemption Price per Unit as at the appropriate Valuation Day in relation to such Voluntary Redemption Day, less any redemption levy of up to 2% of the redemption proceeds which is to be retained by the Trust for its own benefit.

10.6                 Any amount payable to a Holder in respect of the realisation of Units shall be paid as soon as practicable in any event no later than such date as approved by the Commission.  Such amount shall be paid in accordance with and subject to the provisions of this clause 10.

10.7                 Redemption proceeds will not be paid to any redeeming Holder until:

(a)                                a valid original redemption request has been received by or on behalf of the Manager or, if relevant, the Trustee; and

(b)                                the signature of the Holder (or each joint Holder) has been verified to the satisfaction of the Manager or its agent or, if relevant, the Trustee.

Where relevant account details have been provided, redemption proceeds will be paid in the Base Currency by cheque by ordinary post at the Holder’s risk.

10.8                A Holder shall only be entitled to realise part of his holding of Units only if such realisation would not result in his holding fewer Units after such redemption than the Minimum Number or Value of Units.

10.9                Where Units are to be realised on the Voluntary Redemption Day the Manager shall proceed to effect any sales necessary to provide the cash required to meet the redemption request.  Where the Manager (or its agent) has effected or will effect the redemption, the Manager (or its agent) shall notify the Trustee that the Units are to be realised and cancelled in accordance with the provisions of this clause 10 and in such event the Trust shall be reduced by the cancellation of the said Units.  Where the Trustee will effect the redemption, the Trustee shall promptly notify the Manager that the Units are to be realised and cancelled in accordance with the provisions of this clause 10 so that the Manager has sufficient time to effect any sales necessary to provide the cash required to meet the redemption request or to exercise its rights under clause 9.  The Trustee shall (subject as otherwise provided in this Deed) pay to the Holder, at the direction of the Manager, out of the relevant Trust Fund in respect of the cancellation of the Units the Redemption Price thereof less any deductions which the Manager, pursuant to any discretion hereunder, directs the Trustee to make or, if agreed, pay to the Manager out of the Trust Fund the Redemption Price and the Manager shall (subject as otherwise provided in this Deed) pay over the same to the Holder.  The Trustee may only effect redemptions of Units if so agreed with the Manager and on the terms for the time being approved by the Manager, provided always that the Trustee shall at all times comply with the terms of the Offering Memorandum in connection therewith.

10.10          The Manager may at any time suspend the right of the Holders to require the redemption of Units on the Voluntary Redemption Day under this paragraph and may accordingly delay the Valuation Day and the payment of any moneys in respect of any such realisation so suspended in the event that:

(A)                                            When relevant market closed

any period when any market on which a substantial part of the Investments or other property for the time being comprised in the Trust is quoted, listed or dealt in is closed;

(B)                                            When dealings on market restricted or suspended

any period when dealings on any such market are restricted or suspended;

(C)                                            When disposal cannot be effected normally or without seriously prejudicing the Holders’ interests during the existence of any state of affairs as a result of which disposal or valuation of some or all Investments or other property for the time being comprised in the Trust cannot, in the opinion of the Manager, be effected normally or without seriously prejudicing the interests of Holders of the Trust.

Such suspension (which expression shall include the aforesaid right to delay payment) shall take effect forthwith upon the declaration thereof by the Manager and thereafter there shall be no realisation of Units of the Trust and/or payment of moneys in respect of any such redemption until the Manager shall declare the suspension at an end, except that the suspension shall terminate in any event on the Dealing Day following the first Business Day on which (a) the condition giving rise to the suspension shall have ceased to exist and (b) no other condition under which suspension is authorized under this paragraph shall exist.  Any declaration by the Manager pursuant to this paragraph shall be consistent with such current rules and regulations, if any, relating to the subject matter thereof as shall have been promulgated by any authority having jurisdiction over the Trust (including but not limited to the Code on Unit Trusts and Mutual Funds issued by the Commission) and subject to that it shall be conclusive.  The Trustee shall, subject to and in accordance with the provisions of this Deed, realise Units of the Trust in respect of which it or any of its authorized agents has received a redemption request as at the Business Day next following the termination of such suspension.

10.11          Subject to sub-clause 10.8, the Manager shall be entitled to limit the total number of Units which Holders are entitled to realise on the Voluntary Redemption Day to such number or percentage as the Manager may determine in any particular case of the total number of Units in issue (disregarding any Units which have been agreed to be issued), such limitation to be applied (subject as provided in the last sentence of this paragraph) pro rata to all Holders of Units who have validly requested realisations to be effected on or as at the Voluntary Redemption Day so that the proportion realised of each holding so requested to be realised is the same for all such Holders.  Any application for redemption of Units which, by virtue of the powers conferred on the Manager hereby, are not realised on the Voluntary Redemption Day shall be void and Certificates representing such Units shall be returned to Holders.”

4.                                      Sub-clause 13.1.5 shall be deleted in its entirety and replaced with the following.

“the Value of the Trust’s total holding of units or shares in Collective Investment Schemes which are non-recognized jurisdiction schemes (as permitted pursuant to the Code on Unit on Unit Trusts and Mutual Funds published by the Commission) and not authorised by the Commission would not in aggregate exceed 10 per cent. of the total Net Asset Value.

The Trust may invest in one or more underlying schemes which are either recognised jurisdiction schemes or schemes authorised by the Commission. The value of the Trust’s holding of units or shares in each such underlying scheme may not exceed 30% of its total Net Asset Value, unless the underlying scheme is authorised by the Commission, and the name and key investment information of the underlying scheme are disclosed in the Offering Memorandum.

In addition, each such underlying scheme’s objective may not be to invest primarily in any investment prohibited by Chapter 7 of the Code on Unit Trusts and Mutual Funds issued by the Commission, and where such scheme’s objective is to invest primarily in investments restricted by such chapter, such holdings may not be in contravention of the relevant limitation.

Where the Trust invests in any underlying scheme(s) managed by the Manager or its Connected Persons, all initial charges on the underlying scheme(s) must be waived.

The Manager may not obtain a rebate on any fees or charges levied by an underlying scheme or its management company.”

5.                                      The following shall be inserted as sub-clause 13.1.8:

“PROVDIED THAT exchange traded funds (“ETFs”) with the following characteristics (or such other characteristics that the Commission may determine from time to time) may be deemed as listed securities for the purposes of sub-clauses 13.1.1 and 13.1.2 and shall not be treated as collective investment schemes for the purposes of sub-clause 13.1.5;

a) ETFs that are listed and regularly traded on recognized stock exchanges open to the public (nominal listing not accepted); and the investment objective of the ETFs is to track a securities/commodities index or the performance of the ETF is linked with a securities/commodities index. Such index should be able to comply with the acceptability requirements as stipulated under Chapter 8.6(e) of the Code on Unit Trusts and Mutual Funds published by the Commission; and/or

b) all ETFs authorised by the Commission.”

6.                                      The following shall be inserted as sub-clause 13.1.9:

“The Fund will not invest more than 10% of its Net Asset Value in securities issued by or guaranteed by any single country with a credit rating below investment grade. For the avoidance of doubt, a “single country” shall include a country, its government, a public or local authority or nationalised industry of that country.”

7.                                      Clause 19.3(a) shall be deleted in its entirety and replaced with the following:

“(a) all fees and expenses relating to any repurchase and/or redemption of Units,”

8.                                      Except as amended by this Supplemental Deed, the Trust Deed shall continue in full force and effect.

9.                                      This Supplemental Deed may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

10.                               Subject to Clause 23 of the Trust Deed, this Supplemental Deed shall be subject to and governed by the laws of Hong Kong.

IN WITNESS WHEREOF this Supplemental Deed has been entered into the day and year first above written.

THE COMMON SEAL of	)
HSBC GLOBAL ASSET MANAGEMENT	)
(HONG KONG) LIMITED	)
was duly affixed in the presence of:	)

SIGNED, SEALED and DELIVERED	)
for and on behalf of	)
HSBC INSTITUTIONAL TRUST SERVICES	)
(ASIA) LIMITED	)
by its duly appointed attorney in the presence of:	)